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                                                                  EXHIBIT 99.11



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Bankers Trust Company
Four Albany Street, 9th Floor
Mail Stop 5091
New York, New York 10006

RE:      EXCHANGE AGENT AGREEMENT

Ladies and Gentlemen:

         AerCo Limited, a Jersey, Channel Islands corporation ("AerCo"), proposes to make an offer (the "Exchange Offer"), upon the terms and subject to the conditions set forth in a prospectus dated o (the "Prospectus"), and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange Notes due July 15, 2025 (the "New Notes") of AerCo for up to all outstanding Old Notes due July 15, 2025 (the "Old Notes") of AerCo.

         AerCo hereby appoints Bankers Trust Company to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to Bankers Trust Company.

         The Exchange Offer is expected to be commenced by AerCo on or about   .
The Letter of Transmittal accompanying the Prospectus (or in the case of book entry securities, the ATOP system) is to be used by the holders of the Old Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Notes tendered in connection therewith.

         The Exchange Offer shall expire at 5:00pm, New York City time, on or on such later date or time to which AerCo may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, AerCo expressly reserves the right to extend the Exchange Offer at any time and from time to time by giving oral (confirmed in writing) or written notice to you before 9:00 A.M., New York City time, on the business day following the previously scheduled Expiration Date.


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         AerCo expressly reserves the right to amend or modify the terms of, or withdraw or terminate the Exchange Offer and not to accept for exchange any Old Notes at any time for any reason. AerCo will give oral (confirmed in writing) or written notice of any amendment, modification, withdrawal, termination or nonacceptance to you as promptly as practicable.

         In carrying out your duties as Exchange Agent, you are to act in accordance with the following Instructions:

           1. You will perform such duties and only such duties as are set forth in (i) the section of the Prospectus captioned "The Exchange Offer", (ii) the Letter of Transmittal and Notice of Guaranteed Delivery to be distributed to holders of Old Notes (together, "Other Exchange Materials"), and (iii) this Agreement, and all other actions reasonably necessary in connection therewith; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

           2. You will establish an account with respect to the Old Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Notes by causing the Book- Entry Transfer Facility to transfer such Old Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

           3. You are to examine each of the Letters of Transmittal and certificates for Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Old Notes have otherwise been properly and validly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of such securities in the Exchange Offer exists, you will endeavor promptly to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

           4. With the approval of any of the Board of Directors of AerCo (such approval, if given orally, to be confirmed in writing) or any other party designated by a Director in writing, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

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           5. Tenders of Old Notes may be made only as set forth in the Other
Exchange Materials and in the section of the Prospectus captioned "The Exchange Offer--Procedures for Tendering Old Notes", and Old Notes shall be considered properly and validly tendered to you only when tendered in accordance with the procedures set forth therein.

           6. You shall advise AerCo of any Old Notes received subsequent to the Expiration Date and accept its instructions with respect thereto.

           7. You shall accept tenders in accordance with the terms, conditions and procedures set forth in the Prospectus and Other Exchange Materials.

           8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, AerCo will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly and validly tendered, and you, on behalf of AerCo, will exchange such Old Notes for New Notes and cause such Old Notes to be canceled in accordance with instructions from AerCo. Delivery of New Notes will be made on behalf of AerCo by you in an aggregate principal amount of New Notes equal to the aggregate principal amount of Old Notes validly tendered; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents.

           9. Tenders pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

          10. AerCo shall not be required to accept for exchange any Old Notes tendered. Notice of any decision by AerCo not to exchange any Old Notes tendered shall be given (and confirmed in writing) by AerCo to you.

          11. If, pursuant to the Exchange Offer, AerCo does not accept for exchange all or part of the Old Notes tendered for any reason, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Notes (or effect an appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them with you.


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          12. All certificates for reissued Old Notes, unaccepted Old Notes or for New Notes shall be forwarded by (a) first-class certified mail, return receipt requested, under a blanket surety bond protecting you and AerCo from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

          13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker dealer, bank or other persons or to engage or utilize any person to solicit tenders.

          14.   As Exchange Agent hereunder you:

                  (a) shall have no duties or obligations other than those set forth in (i) the section of the Prospectus captioned "The Exchange Offer," (ii) the Other Exchange Materials, and (iii) this Agreement, and all other actions reasonably necessary in connection therewith or as may be subsequently agreed to in writing by you and AerCo;

                  (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

                  (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with indemnity reasonably satisfactory to you;

                  (d) may reasonably conclusively rely on and shall be fully protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

                  (e) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due


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         execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

                  (f) may conclusively rely on and shall be fully protected in acting upon written or oral instructions from any officer of AerCo;

                  (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

                  (h) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Notes.

          15. You shall at AerCo's expense take such action as may from time to time be requested by AerCo or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, the Other Exchange Offer Materials or such other forms as may be approved from time to time by AerCo, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer; provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. AerCo will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to AerFi Administrative Services Limited c/o AerFi Group plc, Aviation House, Shannon, Co. Clare, Ireland Attention: Company Secretary, Tel: +353 61 360000, Fax: +353 61 360113 (the "Administrative Agent") or such other person as any Director of AerCo shall designate.

          16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the Administrative Agent and to such other person or persons as any of the Board of Directors of AerCo may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of Old Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly


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received. In addition, you will also inform, and cooperate in making available to, AerCo or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Administrative Agent and such person as AerCo may reasonably request of access to those persons on your staff who are responsible for receiving tenders in order to ensure that immediately prior to the Expiration Date AerCo shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of the Old Notes tendered, the aggregate principal amount of the Old Notes accepted and deliver said list to the Administrative Agent.

          17. The Other Exchange Offer Materials shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Administrative Agent.

          18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by AerCo or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed you hereunder.

          19. For services rendered as Exchange Agent hereunder, you shall be entitled to compensation as previously agreed upon by you and AerCo.

          20. You hereby acknowledge receipt of the Prospectus and the Other Exchange Materials and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Other Exchange Materials (as they may be amended from time to time), on the other hand, shall be resolved in favor of the Prospectus and the Other Exchange Materials, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which, in case of inconsistency, shall be controlled by this Agreement.

          21. AerCo covenants and agrees to indemnify and hold you and your officials, directors, employees and agents completely harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature,


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endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes reasonably believed by you in good faith to accept any tenders or effect any transfer of Old Notes, provided, however, that AerCo shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence or willful misconduct. In no case shall AerCo be liable under this indemnity with respect to any claim against you unless AerCo shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action; provided, however, that failure to so notify AerCo shall not relieve AerCo of its obligations hereunder except as to such liability that is a direct result of the Exchange Agent's failure to notify AerCo. AerCo shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if AerCo so elects, AerCo shall assume the defense of any suit brought to enforce any such claim (provided that no conflict of interests under applicable law exists). In the event that AerCo shall assume the defense of any such suit, AerCo shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as AerCo shall retain counsel satisfactory to you to defend such suit.

          22. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the internal laws of the State of New York.

          23. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          24. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          25. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.


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          26. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

         If to AerCo:

                AerCo Limited
                c/o AerFi Administrative Services Limited
                Aviation House
                Shannon
                C. Clare
                Ireland
                Facsimile: +353 61 360113/220
                Attention: Company Secretary

                and

                22 Greenville Street
                St. Helier
                Jersey, JE4 8PX
                Channel Islands
                Facsimile: +353 61 706 298
                Attention: Mourant & Co. Secretaries Limited, Company Secretary

         If to the Exchange Agent:

                Bankers Trust Company
                Four Albany Street
                Mail Stop 5041
                New York, New York 10006

                Facsimile: (212) 669-0772
                Attention: Reorganization Unit


          27. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 19, 21, 22 and 25 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the


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Administrative Agent any certificates for securities of AerCo, funds or property then held by you as Exchange Agent under this Agreement.

          28. This Agreement shall be binding and effective as of the date hereof.

         Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                            AERCO LIMITED


                                            By: --------------------------------
                                                Name:
                                                Title:



Accepted as the date first above written:

BANKERS TRUST COMPANY, as Exchange Agent


By: ------------------------------------
    Name:
    Title:

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